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                                                                    Exhibit N(3)


                         SCHEDULE A DATED APRIL 28, 2006
                           TO THE AMENDED AND RESTATED
                         RULE 18F-3 MULTIPLE CLASS PLAN
                             DATED APRIL 7, 2005 OF
                               BISHOP STREET FUNDS



                                 Class A Shares
                    Bishop Street Hawaii Municipal Bond Fund
                         Bishop Street Money Market Fund



                                 Class I Shares
                       Bishop Street Large Cap Growth Fund
                      Bishop Street High Grade Income Fund
                    Bishop Street Hawaii Municipal Bond Fund
                         Bishop Street Money Market Fund
                    Bishop Street Treasury Money Market Fund
                       Bishop Street Strategic Growth Fund
                    Bishop Street Large Cap Core Equity Fund